Exhibit 99.1

Synta Restructures Organization to Focus on New Priorities

Focus on advancing key programs to clinical proof of concept by 2010, without the need for additional capital

LEXINGTON, Mass.—(BUSINESS WIRE)—Mar. 13, 2009— Synta Pharmaceuticals Corp. (NASDAQ: SNTA), today announced a workforce reduction of approximately 90 positions, to a total of approximately 130 positions, allowing the Company to operate with current cash reserves for approximately two more years without the need for additional equity financing. Workforce reductions have been made across the organization while maintaining strength in core capabilities of discovery and development to support the goals of new partnerships and achieving clinical proof of concept by 2010, without the need for further capital.

“This restructuring is unfortunately a necessity in light of the results of our Phase 3 clinical trial of elesclomol in metastatic melanoma,” said Safi Bahcall, Ph.D., President and CEO of Synta. “I would like to express my gratitude for the contributions and commitment of the many outstanding employees who are impacted by the restructuring announced today. These decisions are never easy, and my heartfelt sympathies go out to these employees and their families. However, we needed to act now to ensure that Synta has the resources, independent of external financial conditions, to continue to advance our most promising pipeline compounds and research programs. These programs have generated substantial interest among our scientific and medical collaborators, as well as potential pharmaceutical industry partners, and we share our collaborators’ excitement for their future potential.”

Synta has five programs in clinical or preclinical development and several others in the discovery stage, representing diverse mechanisms, chemical structures, and market opportunities. The programs in clinical or preclinical development are:

•                  STA 9090: a novel, synthetic Hsp90 inhibitor that is currently enrolling patients in two Phase 1 clinical trials in solid tumors, with Phase 2 trials in a number of indications planned for later this year;

•                  Elesclomol: a first-in-class oxidative stress inducer; clinical trials currently suspended. No decision has yet been made on whether to continue development of elesclomol in melanoma or other indications, pending further analysis of the results from the Phase 3 SYMMETRY(SM) trial in melanoma;

•                  Apilimod: an oral IL-12/IL-23 inhibitor currently enrolling patients in a Phase 2a clinical trial in rheumatoid arthritis;

•                  STA-9584: a vascular disrupting agent for the treatment of cancer, currently in preclinical development;

•                  CRACM channel inhibitors: novel small molecules targeting ion channels known as calcium release-activated calcium modulator (CRACM) channels, critical to immune cell function; for the treatment of inflammatory diseases.

Elesclomol is being developed under a joint development and commercialization agreement with GlaxoSmithKline. A total of $130 million in payments have been achieved by Synta under this agreement, and an additional $880 million in potential future milestones are achievable should the program continue. Under the collaboration agreement, GlaxoSmithKline pays the substantial majority of program costs.

The CRACM channel inhibitors are being developed under a strategic alliance with Roche that provides for reimbursement of all research, preclinical, and clinical costs incurred by Synta, as well as up to $490 million in development milestone payments, and up to $510 million in commercial milestone payments.

“One of our strategic decisions two years ago was to manage Synta so we could advance our next generation of programs to clinical proof of concept and/or partnerships regardless of the outcome of the Phase 3 SYMMETRY trial. This planning is consistent with the long-term approach we have always taken,” said Dr. Bahcall. “While we were disappointed by the negative results from the SYMMETRY trial, and are awaiting the results of additional analysis to determine the future direction for this compound and novel mechanism, we are fortunate to have exciting data from our other pipeline programs. We look forward to presenting some of these results at scientific and medical meetings, and in peer-reviewed publications, later this year.”

Additional details on status and objectives of key programs will be provided in the Company’s 10-K filing later this month.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases. Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures. All Synta drug candidates were invented by Synta scientists using our compound library and discovery capabilities. For more information, please visit www.syntapharma.com.

Safe Harbor Statement

This media release may contain forward-looking statements about Synta Pharmaceuticals Corp. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “would”, “should”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “may”, “estimates”, “predicts”, “projects”, or similar expressions intended to identify forward-looking statements. Such statements, including statements relating to the status, timing and progress of our clinical and preclinical programs, and financial outlook for 2009 and beyond, reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” of our Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission. Synta undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

Source: Synta Pharmaceuticals Corp.

Synta Pharmaceuticals Corp.

Rob Kloppenburg, 781-541-7125